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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

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NAME:                                    J.P. MORGAN MUTUAL FUND SERIES

ADDRESS OF PRINCIPAL BUSINESS OFFICE
(NO. & STREET, CITY, STATE, ZIP CODE):   522 Fifth Avenue, New York, New York 10036

TELEPHONE NUMBER (INCLUDING AREA CODE):  (800) 348-4782

NAME AND ADDRESS OF AGENT FOR SERVICE    Judy Bartlett
OF PROCESS:                              c/o J.P. Morgan Funds Distributors, Inc.
                                         522 Fifth Avenue
                                         New York, New York 10036
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Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                         |X| Yes   [  ] No

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the County of New York and State of New York on the 6th day of February, 2003.

                                            J.P. MORGAN MUTUAL FUND SERIES

                                            By:  /s/ George Gatch
                                                --------------------------
                                                 George Gatch, President



Attest:  /s/ Sharon Weinberg
        ---------------------------
         Sharon Weinberg, Secretary